Exhibit 2.2

EXECUTION COPY

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 31st day of May, 2006, by and among each of the Persons listed on Schedule A attached hereto as Sellers (each, a “Seller” and collectively, “Sellers”), on the one hand, and PNA Group, Inc., a Delaware corporation (“PNA”), and Lockwood Acquisition, LLC, a Delaware limited liability company (“NewLLC” and, together with PNA, Purchasers”), on the other hand.

RECITALS

A. Metals Supply Company, Ltd., a Texas limited partnership that is classified as a C Corporation under the Code (as defined herein) (“Metals Supply”), is engaged in the business of distributing structural carbon steel products (the “Business.”).

B. Clinton & Lockwood, Ltd., a Texas limited partnership (“C&L”), owns certain real property described on Schedule B attached hereto that is leased to Metals Supply for use in the Business.

C. Sellers own, as set forth on Schedule A attached hereto, (i) all of the outstanding limited partnership interests in Metals Supply (such outstanding limited partnership interests, the “MSC Limited Partnership Interests”), (ii) all of the outstanding capital stock of MSC Management, Inc., a Texas corporation and the general partner of Metals Supply (the “MSC General Partner”), (iii) the general partnership interest in C&L (the “C&L General Partnership Interest”) and (iv) all of the outstanding limited partnership interests in C&L (the “C&L Limited, Partnership Interests” and, together with the C&L General Partnership Interest, the “C&L Interests”). The outstanding capital stock of the MSC General Partner is sometimes referred to herein as the “MSC General Partner’s Stock.”

D. The Seller that owns the C&L General Partnership Interest desires to sell the C&L General Partnership Interest to PNA, and PNA desires to purchase the C&L General Partnership Interest from such Seller, and the Sellers that own the C&L Limited Partnership Interests desire to sell the C&L Limited Partnership Interests to NewLLC, and NewLLC desires to purchase the C&L Limited Partnership Interests from such Sellers.

E. The Seller that owns the MSC General Partner’s Stock desires to sell the MSC General Partner’s Stock to PNA, and PNA desires to purchase the MSC General Partner’s Stock from such Seller, and the Sellers that own the MSC Limited Partnership Interests desire to sell the MSC Limited Partnership Interests to PNA, and PNA desires to purchase the MSC Limited Partnership Interests from such Sellers.

AGREEMENT

In consideration of the foregoing recitals and the respective covenants, agreements, representations and warranties contained herein, the parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Definitions. Unless otherwise defined, capitalized terms used herein shall have the following meanings:

“Action” means any action, claim, suit, litigation, arbitration, mediation or other proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, (i) a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, (ii) any officer, director or beneficial holder of 5% or more of any class of the outstanding securities of such Person, or (iii) an Immediate Family Member of such Person. For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity interests, by contract or otherwise.

“Agreement” has the meaning given to such term in the Preamble.

“Audited Financial Statements” has the meaning given to such term in Section 3.9.

“Books and Records” means all business, accounting, operating and personnel records of the Companies or the Business and all other business records, books, ledgers and files of the Companies or the Business (in any form or medium), including the partnership records of, or with respect to, the Companies.

“Business” has the meaning given to such term in Recital A.

“Business Employees” has the meaning given to such term in Section 3.17.

“C&L” has the meaning given to such term in Recital B.

“C&L General Partnership Interest” has the meaning given to such term in Recital C.

“C&L Interests” has the meaning given to such term in Recital C.

“C&L Limited Partnership Interests” has the meaning given to such term in Recital C.

“C&L Payment” has the meaning given to such term in Section 2.2(a).

“C&L Property.” means the real property owned by C&L and described on Schedule B attached hereto.

“C&L Sellers” means the Sellers who own the C&L Interests.

“Change of Control” means the occurrence of an event that results in Platinum Equity Advisors, LLC ceasing to own or control, directly or indirectly, more than 50% of the voting power with respect to the Companies; provided, however, that so long as each of the Companies

(or their successor(s) or the ultimate parent of the Companies or their successor(s)) continues to be an Affiliate of Platinum Equity Advisors, LLC, then such occurrence shall not constitute a Change of Control.

“Charter Documents” of a Person means, with respect to (i) a corporation, such Person’s articles or certificate, as applicable, of incorporation, and bylaws, (ii) a limited liability company, such Person’s articles or certificate, as applicable, of organization or formation, and limited liability company operating agreement, regulations or similar agreement, (iii) a trust, such Person’s declaration or agreement of trust, and (iv) a limited partnership, such Person’s articles or certificate, as applicable, of limited partnership, and limited partnership agreement.

“Closing” has the meaning given to such term in Section 6.1.

“Closing Date” has the meaning given to such term in Section 6.1.

“Closing Payments” means the MS Payment and the C&L Payment, taken together.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” means, collectively, Metals Supply and C&L, and “Company” means either of the Companies.

“Contracts” means all contracts, arrangements, licenses, Leases, understandings, purchase orders, invoices and other agreements, whether written or oral, to which a Company is a party, by which a Company is bound or which relate to the Business.

“Damages” means any loss, liability, damage or reasonable expense incurred as a result thereof, including, without limitation, reasonable attorneys’, accountants’ and experts’ fees, excluding, however, exemplary, special and punitive damages except to the extent Purchaser or any Purchaser Indemnified Party or any Seller or any Seller Indemnified Party is required to pay any such damages to a third party.

“Deductible” has the meaning given to such term in Section 7.2(e)(i).

“Diamond” means Andrew L. Diamond, an individual.

“Disclosure Schedules” means the disclosure schedules referenced in Article III delivered by Sellers to Purchaser concurrently with the execution and delivery of this Agreement.

“Disqualifying Event” means the termination of Diamond’s employment as the result of (i) his termination for “Cause,” as such term is defined in the Employment Agreement or (ii) his resignation, other than his resignation (A) for “Good Reason”, as such term is defined in the Employment Agreement, (B) as a result of his “Disability”, as such term is defined in the Employment Agreement or (C) after a Change of Control. For the avoidance of doubt, Diamond’s death will not constitute a Disqualifying Event.

“Employee Benefit Plan(s)” means: (i) any Employee Welfare Plan or any Pension Plan; (ii) any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, to which a Company or Sellers have contributed or been obligated to contribute at any time on behalf of any Business Employees or former employees of a Company; and (iii) any deferred compensation plan, severance pay, bonus plan, profit sharing plan, stock option plan, employee stock purchase plan and any other employee benefit plan, agreement, arrangement or commitment maintained, or contributed to, by a Company or Sellers which covers any Business Employees or any former employees of either Company.

“Employee Welfare Plan” means any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, which a Company or Sellers sponsor, or to which a Company or Sellers contribute or are required to contribute, or under which a Company or Sellers may incur any liability, and which covers any Business Employees or any former employees of either Company.

“Employment Agreement” has the meaning given to such term in Section 6.2(a).

“Encumbrances” means any lien, pledge, option, charge, mortgage, security interest, encumbrance or other restriction on use, voting, transfer, receipt of income or exercise of any attribute of ownership (other than restrictions on transfer imposed by federal and state securities Laws or under the Charter Documents of the Companies or the MSC General Partner).

“Environmental, Health and Safety Laws” means: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., and any amendments thereto; (ii) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., and any amendments thereto; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; (iv) any other similar Laws, as now or at any time hereafter in effect, relating to, or imposing liability or standards of conduct concerning, any Hazardous Materials or dangerous waste, substance or material; and (v) any Laws relating to the protection of human health and occupational safety for employees and others in the workplace.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financial Statements” has the meaning given to such term in Section 3.9.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied in accordance with past custom and practice.

“Governmental Authority” means (i) any nation, state, county, city or other legal jurisdiction, domestic or foreign, (ii) any federal, state, local, municipal, foreign or other government, (iii) any governmental or quasi-governmental authority of any nature or (iv) any body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” means petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos and asbestos-containing materials, and any and all materials now or hereafter defined, listed, designated or classified as, or otherwise determined to be, “hazardous wastes,” “hazardous substances,” “radioactive,” “solid wastes,” or “toxic” under or pursuant to or otherwise now or hereafter listed or regulated pursuant to any Environmental, Health and Safety Law.

“Immediate Family Member” means, as to any Person, such Person’s spouse, former spouse, parents, grandparents, children, step-children, grandchildren, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, cousins, aunts and uncles, whether by blood, marriage or adoption, and anyone else residing in such Person’s home, together with any trust for the benefit of any of the foregoing.

“Indemnitee” has the meaning given to such term in Section 7.2(c).

“Indemnitor” has the meaning given to such term in Section 7.2(c).

“Information Memorandum” means that certain confidential information memorandum prepared on behalf of Sellers in connection with the proposed sale of the Business.

“Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists. pricing and cost information and business and marketing plans and proposals), (vi) all computer software (including data and related documentation), (vii) all other proprietary rights and (viii) all copies and tangible embodiments thereof (in whatever form or medium).

“Interim Financial Statements” has the meaning given to such term in Section 3.9.

“Laws” means all laws of any Governmental Authority, including, without limitation, all federal, state and local statutes, regulations, ordinances, orders or decrees or any other laws, common law theories or reported decisions of any court thereof.

“Leases” means all leases, subleases, licenses and other lease agreements with respect to the Business, together with all amendments, supplements and nondisturbance agreements pertaining thereto, under which a Company leases, subleases, licenses or uses any real or tangible personal property used by a Company.

“Material Adverse Effect” means a material adverse effect on the Business or the property, financial condition or results of operations of the Companies, taken as a whole, or the occurrence of any event, change or circumstance that could reasonably be anticipated to lead to such a change.

“Material Contracts” has the meaning given to such term in Section 3.13.

“Metals Supply” has the meaning given to such teem in Recital A.

“MS Payment” has the meaning given to such term in Section 2.2(b).

“MS Interests” means the MSC General Partner’s Stock and the MS Limited Partnership Interests.

“MS Leased Property” has the meaning given to such term in Section 3.12(b).

“MSC Limited Partnership Interests” has the meaning given to such term in Recital C.

“MS Owned Property” has the meaning given to such term in Section 3.12(b).

“MS Property” has the meaning given to such term in Section 3.12(b).

“MS Sellers” means the Sellers who own the MS Interests.

“MSC General Partner” has the meaning given to such term in Recital C.

“MSC General Partner’s Stock” has the meaning given to such term in Recital C.

“Non-Inventory Balance Sheet Claims” has the meaning given to such term in Section 7.2(e).

“Partnership Interests” means, collectively, the MSC Limited Partnership Interests and the C&L Interests.

“Pension Plan” means any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, which a Company or Sellers sponsor or to which a Company or Sellers contribute or are required to contribute, or under which a Company or Sellers may incur any liability, and which covers any Business Employees or any former employees of either Company.

“Permits” means all franchises, permits, licenses, qualifications, municipal and other approvals, authorizations, orders, consents and other rights from, and filings with, any Governmental Authority relating to the Business or a Company.

“Permitted Encumbrances” means (i) liens for Taxes, assessments or other governmental charges or levies not yet due and payable, or that are being contested in good faith by appropriate proceedings as set forth on Schedule 3.19A or Schedule 3.19B, (ii) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other liens imposed by Law, in each case, for amounts not yet due, (iii) statutory liens in favor of lessors arising in connection with any property leased to a Company, (iv) recorded easements, rights of way, covenants, restrictions, reservations, exceptions and encroachments on, over or affecting any portion of any real property, (v) imperfections of title disclosed in any title policy or commitment for the MS Owned Property or the C&L Property (to the extent made available to Purchaser), (vi) liens securing the indebtedness to Comerica Bank and (vii) such other liens as are immaterial in nature and amount.

“Person” means any natural person, firm, partnership, association, corporation, company, limited liability company, trustee, trust, business trust, Governmental Authority or other entity.

“Purchase Price” has the meaning given to such term in Section 2.2.

“Purchased Stock and Interests” means, collectively, the MSC General Partner’s Stock and the Partnership Interests.

“Purchaser Indemnified Parties” has the meaning given to such term in Section 7.2(a) and “Purchaser Indemnified Party” means any of the Purchaser Indemnified Parties.

“Purchasers” has the meaning given to such term in the Preamble.

“Release” has the meaning given such term in Section 6.2(a).

“Representative” means any officer, director, principal, member, manager, shareholder, general partner, limited partner, attorney, accountant, advisor, agent, financing source, strategic partner, employee or other representative of a party.

“Seller” and “Sellers” have the meanings respectively given to such terms in the Preamble.

“Sellers’ Expenses” means any costs and expenses incurred by Sellers or either Company either in connection with the negotiation and preparation of this Agreement and any related agreement or in connection with the consummation of the transactions contemplated hereby that were accrued (or should have been accrued) on or after March 31, 2006 or which were paid by either Company or the MSC General Partner on or after March 31, 2006, including, without limiting the generality of the foregoing, fees and expenses of financial consultants, accountants and counsel.

“Seller Indemnified Parties” has the meaning given to such term in Section 7.2(b) and “Seller Indemnified Party” means any of the Seller Indemnified Parties.

“Straddle Period” has the meaning given to such term in Section 8.3(b).

“Subsidiary” means any Person in which a Company or the MSC General Partner has an ownership interest, directly or through a Subsidiary, however evidenced.

“Tax(es)” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additional to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes with respect to income, gross income, franchises, windfall or other profits, gross receipts, severance, personal property, real property, production, sales, use, license, capital stock, stamp, employment, unemployment, disability, social security, unclaimed property, payroll, utility, customs duties, registration, transfer, license, workers’ compensation or net worth, and taxes in the nature of excise, franchise, withholding, ad valorem, value added, alternative or add-on minimum, estimated and other taxes, or like charges of any kind whatsoever, including any interest, additions or penalties with respect thereto imposed by any Governmental Authority.

“Tax Return” means any return, report, information return or other similar document or statement (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including, without limitation, any information, return, claim for refund, amended return or declaration of estimated Tax and all federal, state, local and foreign returns, reports and similar statements.

ARTICLE II

PURCHASE AND SALE OF THE PURCHASED STOCK AND INTERESTS

2.1 Sale and Purchase of the Purchased Stock and Interests.

(a) Closing of the C&L Interests Sale and Purchase. On the terms and subject to the conditions of this Agreement, at the Closing, (i) the C&L Seller who owns the C&L General Partnership Interest shall sell, assign and deliver the C&L General Partnership Interest to PNA and PNA shall purchase and acquire the C&L General Partnership Interest from such C&L Seller and (ii) the C&L Sellers who own the C&L Limited Partnership Interests shall sell, assign and deliver the C&L Limited Partnership Interests to NewLLC, and NewLLC shall purchase and acquire the C&L Limited Partnership Interests from such C&L Seller, in each case free and clear of all Encumbrances.

(b) Closing of the MS Interests Sale and Purchase. On the terms and subject to the conditions of this Agreement, at the Closing, (i) the MS Seller that owns the MSC General Partner’s Stock shall sell, assign and deliver the MSC General Partner’s Stock to PNA, and PNA shall purchase and acquire the MSC General Partner’s Stock from such MS Seller, and (ii) the MS Sellers that own the MSC Limited Partnership Interests shall sell, assign and deliver the MSC Limited Partnership Interests to PNA, and PNA shall purchase and acquire the MSC Limited Partnership Interests from such MS Sellers, in each case free and clear of all Encumbrances.

2.2 Consideration. In consideration for the Purchased Stock and Interests, Purchaser shall pay the following amounts (the “Purchase Price”) to the following Persons:

(a) C&L Payment. At the Closing, PNA and NewLLC shall pay to the C&L Sellers an aggregate amount equal to $2,240,000 (the “C&L Payment”), such aggregate amount to be paid at the direction of the C&L Sellers by wire transfer of immediately available funds to such account or accounts as has been designated in writing by Diamond prior to the date hereof.

(b) MS Payment. At the Closing, PNA shall pay to the MS Sellers an aggregate amount equal to $31,013,456 (the “MS Payment”), such aggregate amount to be paid at the direction of the MS Sellers by wire transfer of immediately available funds to such account or accounts as has been designated in writing by Diamond prior to the date hereof.

(c) Post-Closing Payments. As additional consideration for the MSC General Partner’s Stock and the MSC Limited Partnership Interests, PNA shall pay the following amounts at the times indicated:

(i) First Anniversary Payment. On the first business day after the first anniversary of the Closing Date, PNA shall pay or cause to be paid to Sellers an aggregate amount equal to Five Million Three Hundred Thousand Dollars ($5,300,000), such amount to be paid at the direction of Diamond by wire transfer of immediately available funds to the account set forth on Schedule 2.2 attached hereto (subject to Diamond’s right to designate one or more different accounts by written notice to PNA prior to the first anniversary of the Closing Date).

(ii) Second Anniversary Payment. On the first business day after the second anniversary of the Closing Date, PNA shall pay or cause to be paid to Sellers an aggregate amount equal to One Million One Hundred Thousand Dollars ($1,100,000), such amount to be paid at the direction of Diamond by wire transfer of immediately available funds to the account set forth on Schedule 2.2 attached hereto (subject to Diamond’s right to designate one or more different accounts by written notice to PNA prior to the second anniversary of the Closing Date); provided, however, that no such payments shall be made if a Disqualifying Event has occurred on or prior to the second anniversary of the Closing Date.

(iii) Third Anniversary Payment. On the first business day after the third anniversary of the Closing Date, PNA shall pay or cause to be paid to Sellers an aggregate amount equal to Two Million Three Hundred Thousand Dollars ($2,300,000), such aggregate amount to be paid at the direction of Diamond by wire transfer of immediately available funds to the account set forth on Schedule 2.2 attached hereto (subject to Diamond’s right to designate one or more different accounts by written notice to PNA prior to the third anniversary of the Closing Date); provided, however, that no such payment shall be made if a Disqualifying Event has occurred on or prior to the third anniversary of the Closing Date.

(iv) Fourth Anniversary Payment. On the first business day after the fourth anniversary of the Closing Date, PNA shall pay or cause to be paid to Sellers an aggregate amount equal to One Million Two Hundred Thousand Dollars ($1,200,000), such aggregate amount to be paid at the direction of Diamond by wire transfer of immediately available funds to the account set forth on Schedule 2.2 attached hereto (subject to Diamond’s right to designate one or more different accounts by written notice to PNA prior to the fourth anniversary of the Closing Date); provided, however, that no such payments shall be made if a Disqualifying Event has occurred on or prior to the fourth anniversary of the Closing Date.

(v) Fifth Anniversary Payment. On the first business day after the fifth anniversary of the Closing Date, PNA shall pay or cause to be paid to Sellers an aggregate amount equal to One Million Three Hundred Thousand Dollars ($1,300,000), such aggregate amount to be paid at the direction of Diamond by wire transfer of immediately available funds to the account set forth on Schedule 2.2 attached hereto (subject to Diamond’s right to designate one or more different accounts by written notice to PNA prior to the fifth anniversary of the Closing Date); provided, however, that no such payments shall be made if a Disqualifying Event has occurred on or prior to the fifth anniversary of the Closing Date.

The foregoing notwithstanding, (i) in the event that Diamond’s employment by Metals Supply is terminated without “Cause” or he resigns from Metals Supply for “Good Reason” (as such terms are defined in the Employment Agreement), or (ii) upon the occurrence of a Change of Control, then, any payment described in the foregoing clauses (ii), (iii), (iv) and (v) (but not clause (i)) that has not been paid prior to the effective date of such termination, resignation or Change of Control, as the case may be, shall be accelerated and paid within five business days of such termination, resignation or Change of Control, subject to the final sentence of this Section 2.2. Purchasers shall also have the right to prepay any of the deferred payments set forth in this Section 2.2(c) at any time. To the extent any of the deferred payments set forth in this Section 2.2(c) are paid prior to the applicable anniversary for the anticipated payment for any reason, such payment shall be discounted to present value at the rate of five percent (5%) per annum, compounded annually.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers have delivered to Purchasers the Disclosure Schedules to this Agreement referred to in this Article II. Sellers, jointly and severally, represent and warrant to Purchasers that, except as otherwise set forth in the Disclosure Schedules, the following statements are true and correct.

3.1 Organization and Existence. Each of the Companies is a limited partnership, duly organized, validly existing and in good standing under the Laws of its state of formation. True, correct and complete copies of the Charter Documents of each Company have been provided to Purchasers. Metals Supply has the limited partnership power and authority to own and operate the Business and the property owned by it and to carry on the Business as presently conducted. C&L has the limited partnership power and authority to hold and lease the real property owned by it. Schedule 3.1 attached hereto sets forth a complete and correct list of all jurisdictions in which the conduct of the Business or the ownership of its properties makes qualification as a foreign entity in such jurisdiction necessary or appropriate. Metals Supply is qualified to do business as a foreign entity in each such jurisdiction, except to the extent that failure to be so qualified would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. C&L is not required to qualify to do business as a foreign entity in any jurisdiction. The MSC General Partner was formed on January 6, 2000 solely for the purpose of serving as the general partner of Metals Supply and as of the date hereof does not have, and has not since its inception had, assets or liabilities of any kind other than its general partnership interest in Metals Supply.

3.2 Authorization of Sellers. Each Seller has the full legal right, power and capacity and the requisite power and authority to enter into this Agreement, to perform such Seller’s respective obligations hereunder, and to consummate the transactions contemplated hereby and to deliver all right, title and interest in and to the Purchased Stock and Interests. The execution, delivery and performance of this Agreement by each Seller has been duly authorized by all necessary action. The Trustee of the Marc Abraham Diamond 1996 Trust has been duly appointed to such position in accordance with the applicable trust documents and has the legal capacity and is competent to serve in such position.

3.3 Due Execution and Delivery; Binding Obligations. This Agreement has been duly executed and delivered by such Seller and constitutes a legal, valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

3.4 Partnership Interests; MSC General Partner’s Stock; Title. The Partnership Interests represent all of the outstanding partnership or other ownership interests of any kind in the Companies. The Partnership Interests are held beneficially and of record as set forth in Schedule A attached hereto, except as set forth on Schedule 3.4, free and clear of all Encumbrances and preemptive or subscription rights. The Partnership Interests are not represented by certificates. The MSC General Partner’s Stock represents all of the outstanding capital stock of, or other ownership interests of any kind in, the MSC General Partner. The MSC General Partner’s Stock is held beneficially and of record by Diamond, free and clear of all Encumbrances and preemptive or subscription rights. There are no outstanding subscription rights, options, warrants, call rights, preemptive rights or other agreements or commitments obligating either Company or the MSC General Partner to issue, sell, deliver or transfer (including any right of conversion or exchange under any outstanding security or other instrument) any equity interests or partnership interests in the Companies. After giving effect to the Closing, Purchasers will have good and valid title to 100% of the outstanding ownership interests in the Companies and in the MSC General Partner, free and clear of all Encumbrances.

3.5 Subsidiaries. Neither Company has any Subsidiaries. The MSC General Partner does not have any Subsidiaries other than Metals Supply.

3.6 Records. Sellers have made available to Purchasers true and complete copies of the Charter Documents of the Companies and of the MSC General Partner, as currently in effect, any ownership transfer records of the Companies and of the MSC General Partner, and any and all minutes of meetings of the owners of the Companies and of the MSC General Partner.

3.7 No Conflict or Violation; Consents. Neither the execution and delivery of this Agreement by Sellers nor the consummation of the transactions contemplated hereby, will result in (i) a violation of, or a conflict with, the Charter Documents of any Seller, either Company or the MSC General Partner, or of any subscription, securityholders’ or similar agreements or understandings to which any such Person is a party; (ii) a material breach of, or a material default (or an event which, with notice or lapse of time or both would constitute such a default) under, or result in the termination of, or accelerate the performance required by, or create a right of termination or acceleration under, any Contract or Pennit; (iii) the payment by, or the creation of any obligation (absolute or contingent) to pay on behalf of, either Company or the MSC General Partner of any severance, termination, “golden parachute,” or other similar payment, whether pursuant to a Contract or under applicable Law; (iv) a violation by any Seller, either Company or the MSC General Partner of any applicable Law; (v) a violation by any Seller, either Company or the MSC General Partner of any order, judgment, writ, injunction decree or award to which any such Person is a party or by which any such Person, the Business or any assets of either Company or of the MSC General Partner are affected; or (vi) an imposition of an Encumbrance on any of the Partnership Interests or on the MSC General Partner’s Stock. Except as set forth in Schedule 3.7 attached hereto, no notice to, or consent of or with, any Governmental Authority or, with respect to any Material Contract, any third Person, is required to be obtained by any Seller, either Company or the MSC General Partner in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.8 Pending and Threatened Actions. Schedule 3.8 attached hereto sets forth a complete and correct list of all Actions pending or, to the knowledge of Sellers, threatened that relate in any way to Sellers (to the extent related in any way to the Business or either Company), the Business, the Companies or the MSC General Partner or any of their respective assets or that could affect the ability of Sellers to consummate the sale of the Purchased Stock and Interests as contemplated by, or perform their obligations under, this Agreement.

3.9 Financial Statements. Attached hereto as Schedule 3.9 are copies of (i) the audited consolidated balance sheets of Metals Supply (which include C&L as an affiliated company) at December 31, 2003, 2004 and 2005, and the related audited consolidated statements of income for the fiscal years then ended (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of Metals Supply (which include C&L as an affiliated company) at March 31, 2006, and the related unaudited consolidated statement of income for the fiscal quarter then ended (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP on a consistent basis during the respective periods and fairly present in all material respects the financial condition of the Companies at the respective dates thereof and the results of operations of the Companies for the respective periods covered by the statements of income contained therein except, in the case of the Interim Financial Statements, for the lack of footnotes and normal, recurring year-end adjustments.

3.10 Undisclosed Liabilities. Neither Company nor the MSC General Partner has any material liabilities (absolute, accrued, contingent or otherwise) other than (i) liabilities reflected or reserved for in the Financial Statements, (ii) liabilities set forth on Schedule 3.10 attached hereto, (iii) obligations required to be performed after the date hereof under contracts and agreements to which a Company is a party (other than obligations arising from the breach thereof) and (iv) liabilities incurred since March 31, 2006 in the ordinary course of business. The foregoing representation and warranty shall not be deemed to cover liabilities arising under Employee Benefit Plans or for employee benefit matters (which shall be governed exclusively by the representations and warranties in Section 3.18). Taxes or tax matters (which shall be governed exclusively by the representations and warranties in Section 3.19A and Section 3.19B) or Environmental, Health and Safety Laws or environmental matters (which shall be governed exclusively by the representations and warranties in Section 3.21).

3.11 Absence of Certain Changes or Events. Except as set forth on Schedule 3.11 attached hereto, since March 31, 2006:

(i) The Business has been operated only in the ordinary course of business;

(ii) Other than the personal property of Diamond set forth on Schedule 3.11, neither Company has sold, transferred, disposed of, or agreed to sell, transfer or dispose of, any assets other than in the ordinary course of business;

(iii) Neither Company has acquired any assets except in the ordinary course of business, nor acquired or merged with any other business;

(iv) No material tangible asset or property owned, leased or licensed by either Company or that is or was used in connection with the Business has been destroyed, damaged or otherwise lost (whether or not covered by insurance);

(v) No dividend or distribution has been made on the Partnership Interests or with respect to the MSC General Partner Stock or otherwise to any of the beneficial owners thereof;

(vi) Neither Company has increased the salary or other compensation payable or to become payable to any of its officers, directors, partners or employees or obligated itself to pay any bonus or other additional salary or compensation to any such Person other than in the ordinary course of business and consistent with past practice;

(vii) Neither Company has made any material change in any pricing (other than in the ordinary course of business and pursuant to new tariff filings), marketing, purchasing, allowance or tax or accounting practice, policy or method or any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or made any material tax election or settled or compromised any material income tax liability with any Governmental Authority;

(viii) There has been no waiver or amendment of any material contractual right relating to either Company or the Business;

(ix) The MS Property and the C&L Property has been maintained in substantially the same condition and state of repair, reasonable wear and tear excepted;

(x) To the knowledge of Sellers, no mechanics, materialmens or other similar lien, claim, or notice of an intention to file same, has been filed or claimed against the MS Property or the C&L Property by reason of any work, labor, materials, services or supplies furnished or purportedly furnished to or for Sellers, the Companies or the Business;

(xi) There has been no agreement to take any action described above; and

(xii) There has been no Material Adverse Change.

3.12 Real Property.

(a) C&L’s sole assets are its fee title to the C&L Property and its rights under the lease agreement with Metals Supply. C&L has good and indefeasible title to the C&L Property free and clear of any Encumbrances other than Permitted Encumbrances, and, except for the lease for the C&L Property between C&L as landlord and Metals Supply as tenant, there are no (i) leases, subleases, licenses, concessions, or other agreements granting to any party or parties the right of use or occupancy of any portion of the C&L Property or (ii) outstanding options or rights of first refusal to purchase the C&L Property or any portion thereof or interest therein. The use of the C&L Property by the Business is permitted as of right under all applicable zoning Laws and is not subject to “permitted nonconforming” use or structure classifications. To the knowledge of Sellers, all of the buildings, structures and other improvements located at the C&L Property are in good operating condition, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are currently being used. Neither Company nor any Seller has received any written or, to the knowledge of the Sellers, oral notice that any improvements situated in whole or in part at the C&L Property are not in material compliance with all applicable Laws. The representation and warranty in the immediately preceding sentence shall not be deemed to cover Environmental, Health and Safety Laws or environmental matters (which shall be governed exclusively by the representations and warranties in Section 3.21).

(b) Schedule 3.12(b) attached hereto sets forth a complete list of (i) all real property that is subject to any Lease under which Metals Supply is the lessee (other than the C&L Property) (the “MS Leased Property”) and (ii) all real property that is owned by Metals Supply (the “MS Owned Property” and, together with the MS Leased Property, the “MS Property”). Metals Supply has a valid leasehold interest in the MS Leased Property, free and clear of all Encumbrances other than Permitted Encumbrances, and good and indefeasible title to all of the MS Owned Property, free and clear of any Encumbrances other than Permitted Encumbrances, and free of any (x) leases, subleases, licenses, concessions, or other agreements granting to any party or parties the right of use or occupancy of any portion of the MS Owned Property and (y) outstanding options or rights of first refusal to purchase the MS Owned Property or any portion thereof or interest therein. The use of all MS Property for the purposes to which it is presently being used is permitted as of right under all applicable zoning Laws and is not subject to “permitted nonconforming” use or structure classifications. To the knowledge of Sellers, all of the buildings, structures and other improvements located at any MS Property are in good operating condition, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are currently being used. Metals Supply has not received any written or, to the knowledge of the Sellers, oral notice that any improvements situated in whole or in part at any MS Property are not in material compliance with all applicable Laws. The representation and warranty in the immediately preceding sentence shall not be deemed to cover Environmental, Health and Safety Laws or environmental matters (which shall be governed exclusively by the representations and warranties in Section 3.21).

(c) There has not been any “taking” by eminent domain of, and no preliminary steps have been taken for any such eminent domain proceedings with respect to, the C&L Property or any MS Owned Property or, to the knowledge of Sellers, any MS Leased Property, or any portion thereof.

(d) No real property is used in the Business other than the C&L Property and the MS Property.

3.13 Material Contracts.

(a) Schedule 3.13(a) attached hereto lists each of the following Contracts to which either of the Companies is a party or by which either of the Companies, the Business or any of their respective assets are subject or bound (the “Material Contracts”):

(i) each Contract that evidences any loan, credit or security arrangement and all notes, bonds, mortgages, indentures and other Contracts for borrowed money and any Contract providing for the guarantee by either Company of the obligations of any party or by any Affiliate of such Company for any obligations of such Company;

(ii) each Contract (excluding individual purchase orders) for the purchase of goods, materials or personal property with any supplier or for the furnishing of services to the Business under the terms of which the Business (x) is likely to pay or otherwise give consideration of more than $25,000 in the aggregate during the calendar year ending December 31, 2006, or (y) is likely to pay or otherwise give consideration of more than $50,000 in the aggregate over the remaining term of such Contract;

(iii) each Contract involving payments to either Company exceeding $100,000 in the aggregate since January 1, 2005, under which there exist outstanding obligations of such Company;

(iv) each Contract (other than those described under clause (iii) above) for the sale of personal property or for the furnishing of services by the Business which (x) is likely to involve consideration of more than $25,000 in the aggregate during the calendar year ending December 31, 2006, or (y) is likely to involve consideration of more than $50,000 in the aggregate over the remaining term of the contract;

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising Contracts which (x) are likely to involve consideration of more than $25,000 in the aggregate during the calendar year ending December 31, 2006, or (y) is likely to involve consideration of more than $50,000 in the aggregate over the remaining term of the contract;

(vi) any agreement or commitment to make capital expenditures in excess of $10,000 individually or in the aggregate with respect to the Business or the C&L Property;

(vii) agreements to sell, lease or otherwise dispose of any assets or properties of either Company other than in the ordinary course of business;

(viii) each real property Lease, and each personal property Lease likely to involve (x) consideration of more than $25,000 in the aggregate during the calendar year ending December 31, 2006, or (y) consideration of more than $50,000 in the aggregate over the remaining term of such personal property Lease;

(ix) all Contracts with Affiliates of either Company;

(x) all non-compete or similar Contracts restricting the scope of the conduct of the Business that will be acquired by Purchasers at the Closing;

(xi) all employment Contracts with employees and any Contract with any employee that provides for the payment of severance upon the termination of such employee’s employment or which is in the nature of a stay bonus or retention bonus;

(xii) all Contracts entered into outside of the ordinary course of business; and

(xiii) all Contracts creating or governing any joint venture or partnership.

(b) Sellers have provided Purchasers complete and accurate copies of each of the Material Contracts. Each Material Contract is valid and binding on the respective parties thereto and is in full force and effect. No default, violation or breach by either Company under any Material Contract has occurred or will occur as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby which is reasonably likely to affect the enforceability of such Material Contract or any party’s rights thereunder, or which might give rise to any Damages. To the knowledge of each Seller, none of the counterparties to any Material Contract is in material breach or default thereunder.

3.14 Customers and Suppliers. Schedule 3.14 attached hereto sets forth a true and complete list of (a) the top 20 customers of the Business (by revenue) during each of the last two (2) fiscal years and for the current fiscal year to March 31, 2006, and (b) the top 10 suppliers of the Business during each of the last two (2) fiscal years and for the current fiscal year to March 31, 2006. Since December 31, 2005, no customer or supplier required to be listed on Schedule 3.14 has canceled or otherwise terminated its relationship with the Business. There are no outstanding material disputes with any customer or supplier of the Business, and no such customer or supplier has notified any Seller or Metals Supply in writing or, to the knowledge of Sellers, orally, that it will not do business with (or that it will reduce its business with) Metals Supply.

3.15 Intellectual Property. Schedule 3.15 attached hereto sets forth a complete and correct list of all patents, patent applications, registered trademarks, service marks, trade names and copyrights included in the Intellectual Property owned by a Company and of all Intellectual Property licensed by a Company from a third party (other than shrink-wrapped software that is generally available in the commercial markets such as word processing programs), and, to the extent licensed from a third party, Schedule 3.15 so indicates and identifies the licensor and the agreement pursuant to which such Intellectual Property is licensed. The Intellectual Property listed on Schedule 3.15 constitutes all of the intellectual property rights necessary and sufficient for the lawful operation of the Business as presently conducted. All of such Intellectual Property is owned by one of the Companies free and clear of all Encumbrances other than Pennuitted Encumbrances or a Company has a valid license from a non-Affiliate third party to use the same. To the knowledge of Sellers, the conduct of the Business does not infringe the intellectual property rights of any Person, and no claims have been made to any Seller or either Company by any Person that the Companies do not own or have the right to use any Intellectual Property listed on Schedule 3.15, or that the use of any such Intellectual Property by the Companies infringes the intellectual property rights of any third party, and no Seller knows of any valid basis for any such claim.

3.16 Books and Records. Sellers have made and kept (and given Purchasers access to) the Books and Records which, in the case of the accounting records of the Companies, in reasonable detail fairly reflect in all material respects the activities and transactions of the Business in accordance with GAAP.

3.17 Employees.

(a) Schedule 3.17(a) attached hereto sets forth a complete and accurate list of the names and current compensation levels (including work location, title, and bonus opportunity) of all employees engaged in the Business (the “Business Employees”), and indicates in each case, (i) the date such employee first became employed in the Business, and (ii) whether such employee is a party to an employment or severance agreement or is otherwise entitled to any employee benefits that are not available generally to all employees.

(b) To the knowledge of Sellers, no executive, key employee or significant group of employees plans to terminate employment with either Company during the next twelve (12) months. Each Company is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours and occupational safety and health, and neither Company is engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act. There is no unfair labor practice, charge or complaint or any other matter against or involving the Company pending or, to the knowledge of Sellers, threatened before the National Labor Relations Board or any other Governmental Authority pertaining to or involving either Company. There is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of Sellers, threatened against either

Company. To the knowledge of Sellers, no certification question or organizational drive exists or has existed within the past two (2) years with respect to any employees of either Company. There are no pending charges, investigations, administrative proceedings or formal complaints (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to the knowledge of Sellers, threatened before the Equal Employment Opportunity Commission or any other Governmental Authority and Sellers are not aware of any basis for any such charge, investigation, administrative proceeding or complaint.

3.18 Employee Benefits.

(a) Schedule 3.18(a) attached hereto sets forth a complete and correct list of all Employee Benefit Plans. Sellers have made available to Purchasers true, complete and correct copies of (i) each Employee Benefit Plan, (ii) the two most recent annual reports on Form 5500, filed with the Internal Revenue Service with respect to each Employee Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Employee Benefit Plan for which a summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Employee Benefit Plan and the most recent Internal Revenue Service determination letter (or other ruling indicating its tax-qualified status) for each Employee Benefit Plan and (v) that is intended to qualify for favorable income tax treatment under Code Section 401(a) or 501(c)(9).

(b) Each Employee Benefit Plan is currently and has been at all times administered in compliance in all material respects with its terms and in accordance with the applicable provisions of ERISA, the Code and all other applicable Laws. Without limiting the generality of the foregoing, no “prohibited transaction” (as such term is defined in Section 4975 of the Code, or in Part 4 of Subtitle B of Title I of ERISA) has occurred with respect to any Employee Benefit Plan that could result in the imposition of material Taxes or penalties, and there has been no failure to make any material contribution to, or to make any material payment under, any Employee Benefit Plan that was required pursuant to the terms of such Employee Benefit Plan or pursuant to applicable Law. No Seller nor either Company has received any written notice from or, to the knowledge of Sellers, otherwise been advised that any Governmental Authority or other person is claiming any violation or potential violation of any Law applicable to any Employee Benefit Plan or other employee benefit matters with respect to either Company or the Business.

(c) With respect to any Pension Plan that is intended to be qualified under Section 401(a) of the Code and exempt from Federal income taxes under Section 501(a) of the Code, a favorable determination letter has been received from the Internal Revenue Service with respect to such Pension Plan and no condition exists which could reasonably be expected to result in a revocation of such determination.

(d) Neither Company nor any Seller maintains, contributes to or is obligated to contribute to (or within the past 3 years has maintained, contributed to or been obligated to contribute to) any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code.

(e) Neither Company has any liability or obligation under any Employee Welfare Plan to provide life insurance or medical or health benefits after termination of employment to any employee or dependent, other than as required by Part 6 of Title I of ERISA or Section 4980B of the Code, or applicable state Law.

(f) There is no investigation with respect to any Employee Benefit Plan by any Governmental Authority of which any Seller is aware or any proceeding or other claim, action or suit against or involving any Employee Benefit Plan asserting any right or claim to benefits (other than a routine claim for benefits) and, to the knowledge of Sellers, no such investigation, proceeding, claim, action or suit has been threatened.

(g) All costs of administering and contributions required to be made to each Employee Benefit Plan under the terms thereof, ERISA, the Code, or any other applicable Law have been timely paid or made, and are fully deductible in the year for which they were paid or accrued.

(h) Neither Company has any liability or obligation (i) with respect to any Employee Benefit Plan that has previously been terminated or (ii) under any insurance policy or similar arrangement procured in connection with any Employee Benefit Plan in the nature of a retroactive rate adjustment, loss sharing arrangement, or other liability arising wholly or partially out of events occurring before the Closing.

(i) None of the Persons performing services for either Company have been improperly classified as being independent contractors or leased employees rather than employees.

(j) None of the Employee Benefit Plans provides any benefits that become payable or become vested solely as a result of the consummation of the transactions contemplated by this Agreement (other than benefits payable because an employee terminates employment covered by the Employee Benefit Plan) and the consummation of the transactions contemplated hereby will not require the funding (whether formal or informal) of any Employee Benefit Plan.

(k) Neither Company has any material liabilities (absolute, accrued, contingent or otherwise) arising under any Employee Benefit Plans or for employee benefit matters other than (i) liabilities reflected or reserved for in the Financial Statements, (ii) liabilities set forth on Schedule 3.18(k) attached hereto, (iii) obligations required to be performed after the date hereof under contracts and agreements to which a Company is a party (other than obligations arising from the breach thereof) and (iv) liabilities incurred since March 31, 2006 in the ordinary course of business.

(l) Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, the representations and warranties in this Section 3.18 shall be Sellers’ sole representations and warranties with respect to Employee Benefit Plans and employee benefit matters.

3.19A Taxes (Metals Supply and the MSC General Partner). As of March 31, 2006 relating to Metals Supply and the MSC General Partner and except as set forth on Schedule 3.19A:

(a) (i) all federal, state and other Tax Returns that are required by Law to be filed have been duly filed on a timely basis; (ii) all amounts set forth thereon as being required to be paid have been paid in full and all such Tax Returns are correct and complete in all material respects; (iii) all Taxes that are due and payable with respect to the operations have been paid in full and all deposits required by Law to be made with respect to any such Taxes have been duly made; (iv) neither Metals Supply nor the MSC General Partner has waived or been requested to waive any statute of limitations in respect of Taxes; (v) no adjustment relating to such Tax Returns has been proposed formally or informally by any Tax authority (insofar as such adjustment relates to the activities or income of Metals Supply or the MSC General Partner) and, to the knowledge of Sellers, no basis exists for any such adjustment; (vi) there are no pending or, to the knowledge of Sellers, threatened Actions for the assessment or collection of Taxes that relate to the activities or income of Metals Supply or the MSC General Partner or could result in liability of Metals Supply or the MSC General Partner or any entity that was included in the filing of a return with Metals Supply or the MSC General Partner on a consolidated or combined basis; (vii) there are no liens for Taxes upon the assets of Metals Supply or the MSC General Partner other than liens for Taxes not yet due and payable; (viii) all Taxes which Metals Supply or the MSC General Partner is required by Law to withhold or to collect for payment have been duly withheld and collected and have been paid or accrued, reserved against and entered on the books of Metals Supply or the MSC General Partner in accordance with GAAP; (ix) neither Metals Supply nor the MSC General Partner is a party to any agreement or arrangement that could result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code; (x) no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 of the Code will occur in connection with the transactions contemplated by this Agreement; (xi) neither Metals Supply nor the MSC General Partner was at any time a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, (xii) all Tax deficiencies determined as a result of any past completed audit have been satisfied and (xiii) Metals Supply and the MSC General Partner are currently and have been at all times operated in compliance in all material respects with all applicable Tax Laws. No Seller nor Metals Supply or the MSC General Partner has received any written notice from or, to the knowledge of Sellers, otherwise been advised that any Governmental Authority or other person is claiming any violation or potential violation of any Tax Law with respect to Metals Supply or the MSC General Partner. Sellers have provided to Purchasers complete and correct copies of all audit reports and statements of deficiencies with respect to any Tax assessed against or agreed to by Metals Supply or the MSC General Partner for the three most recent taxable periods for which such audit reports and statements of deficiencies have been received by Metals Supply or the MSC General Partner.

(b) Neither Metals Supply nor the MSC General Partner has any excess loss accounts (as defined in Treasury Regulations section 1.1502-19) or any deferred intercompany gains (as defined in Treasury Regulations section 1.1502-13).

(c) No powers of attorney or other authorizations are in effect that grant to any Person the authority to represent Metals Supply or the MSC General Partner in connection with any Tax matter or proceeding, except for such powers of attorney or other authorizations that shall be revoked as of the March 31, 2006.

(d) Neither Metals Supply nor the MSC General Partner is a party to or bound by any closing agreement or offer in compromise with any taxing authority.

(e) None of the assets of Metals Supply or the MSC General Partner (i) are property that is required to be treated as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 1.68(f)(8) of the Code, (ii) directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code or (iii) are “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(f) Neither Sellers nor Metals Supply or the MSC General Partner has taken any action that is not in accordance with past practice that could defer a liability for Taxes of Metals Supply or the MSC General Partner from any taxable period ending on or before March 31, 2006 to any taxable period ending after March 31, 2006.

(g) All related party transactions conducted by Metals Supply, Sellers, or the MSC General Partner and other Affiliates of Sellers have been on an arms’ length basis in accordance with Section 482 of the Code.

(h) Neither Metals Supply nor the MSC General Partner has been or will be required to include any material adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to March 31, 2006. Neither Metals Supply nor the MSC General Partner is, nor has it been, a “reporting corporation” subject to the information reporting and record maintenance requirements of Section 6038A of the Code and the regulations promulgated thereunder.

(i) Metals Supply and the MSC General Partner have disclosed on their federal income Tax Returns (i) all positions taken therein that constitute a reportable tax shelter transaction or any other tax shelter transaction within the meaning of Section 6011 of the Code and (ii) all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(j) Neither Metals Supply nor the MSC General Partner is a party to any joint venture, partnership or other arrangement or contract which would be treated as a partnership for federal income tax purposes.

(k) All taxes and assessments against each MS Property due and payable on or before March 31, 2006 have been paid, and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessments of any type of tax or deficiency against Metals Supply or any Seller as to any MS Property, nor to the best of Sellers’ knowledge have any actions, suits, proceedings, investigations or claims for additional taxes and assessments been asserted by any taxing authority. The copies of tax bills furnished by Sellers to Purchasers are true and correct for each MS Property.

(l) Neither Metals Supply nor the MSC General Partner has any material liabilities (absolute, accrued, contingent or otherwise) arising under Taxes or for tax matters other than (i) liabilities reflected or reserved for in the Financial Statements, (ii) liabilities set forth on Schedule 3.19A attached hereto, and (iii) liabilities incurred since March 31, 2006.

(m) Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, the representations and warranties in this Section 3.19A shall be Sellers’ sole representations and warranties with respect to Taxes and Tax matters of Metals Supply and the MSC General Partner.

3.19B Taxes (C&L). Relating to C&L and except as set forth on Schedule 3.19B:

(a) (i) all federal, state and other Tax Returns relating to C&L that are required by Law to be filed have been duly filed on a timely basis; (ii) all amounts set forth thereon as being required to be paid have been paid in full and all such Tax Returns are correct and complete in all material respects; (iii) all Taxes that are due and payable with respect to the operations of C&L have been paid in full and all deposits required by Law to be made with respect to any such Taxes have been duly made; (iv) C&L has not waived or been requested to waive any statute of limitations in respect of Taxes; (v) no adjustment relating to such Tax Returns has been proposed formally or informally by any Tax authority (insofar as such adjustment relates to the activities or income of C&L) and, to the knowledge of Sellers, no basis exists for any such adjustment; (vi) here are no pending or, to the knowledge of Sellers, threatened Actions for the assessment or collection of Taxes that relate to the activities or income of C&L or could result in liability of C&L or any entity that was included in the filing of a return with C&L on a consolidated or combined basis; (vii) there are no liens for Taxes upon the assets of C&L other than liens for Taxes not yet due and payable; (viii) all Taxes which C&L is required by Law to withhold or to collect for payment have been duly withheld and collected and have been paid or accrued, reserved against and entered on the books of C&L in accordance with GAAP; (ix) C&L is not a party to any agreement or arrangement that could result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code; (x) no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 of the Code will occur in connection with the transactions contemplated by this Agreement; (xi) C&L was not at any time a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, (xii) all Tax deficiencies determined as a result of any past completed audit have been satisfied and (xiii) C&L is currently and has been at all times operated in compliance in all material respects with all applicable Tax Laws. No Seller nor C&L has received any written notice from or, to the knowledge of Sellers, otherwise been advised that any Governmental Authority or other person is claiming any violation or potential violation of any Tax Law with respect to C&L or the Business. Sellers have provided to Purchasers complete and correct copies of all audit reports and statements of deficiencies with respect to any Tax assessed against or agreed to by C&L for the three most recent taxable periods for which such audit reports and statements of deficiencies have been received by C&L.

(b) C&L has no excess loss accounts (as defined in Treasury Regulations section 1.1502-19) or any deferred intercompany gains (as defined in Treasury Regulations section 1.1502-13).

(c) No powers of attorney or other authorizations are in effect that grant to any Person the authority to represent C&L in connection with any Tax matter or proceeding, except for such powers of attorney or other authorizations that shall be revoked as of the Closing Date.

(d) C&L is not a party to or bound by any closing agreement or offer in compromise with any taxing authority.

(e) None of the assets of C&L (i) are property that is required to be treated as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code, (ii) directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code or (iii) are “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(f) Neither Sellers nor C&L has taken any action that is not in accordance with past practice that could defer a liability for Taxes of C&L from any taxable period ending on or before the Closing Date to any taxable period ending after the Closing Date.

(g) All related party transactions conducted by Sellers, or C&L and other Affiliates of Sellers have been on an arms’ length basis in accordance with Section 482 of the Code.

(h) C&L has not been or will not be required to include any material adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Closing. C&L is not, nor has it been, a “reporting corporation” subject to the information reporting and record maintenance requirements of Section 6038A of the Code and the regulations promulgated thereunder.

(i) C&L has disclosed on its federal income Tax Returns (i) all positions taken therein that constitute a reportable tax shelter transaction or any other tax shelter transaction within the meaning of Section 6011 of the Code and (ii) all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(j) C&L is not a party to any joint venture, partnership or other arrangement or contract which would be treated as a partnership for federal income tax purposes (other than C&L itself).

(k) All taxes and assessments against the C&L Property due and payable on or before the Closing Date have been paid, and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessments of any type of tax or deficiency against C&L or any Seller as to the C&L Property, nor to the best of Sellers’ knowledge have any actions, suits, proceedings, investigations or claims for additional taxes and assessments been asserted by any taxing authority. The copies of tax bills furnished by Sellers to Purchasers are true and correct for the C&L Property.

(l) C&L does not have any material liabilities (absolute, accrued, contingent or otherwise) arising under Taxes or for tax matters other than (i) liabilities reflected or reserved for in the Financial Statements, (ii) liabilities set forth on Schedule 3.1.9B attached hereto, and (iii) liabilities incurred since March 31, 2006 in the ordinary course of business.

(m) Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, the representations and warranties in this Section 3.19B shall be Sellers’ sole representations and warranties relating to C&L with respect to Taxes and Tax matters.

3.20 Compliance with Law. Each Company and the MSC General Partner is currently and has been at all times operated in compliance in all material respects with all applicable Laws. No Seller, neither Company nor the MSC General Partner has received any written notice from, or, to the knowledge of Sellers, otherwise been advised that, any Governmental Authority or other Person is claiming any violation or potential violation of any Law with respect to either Company or the Business. There is no order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority that prohibits the transactions contemplated by this Agreement or renders it unlawful to consummate such transactions. The foregoing representations and warranties shall not be deemed to cover Employee Benefit Plans or employee benefit matters (which shall be governed exclusively by the representations and warranties in Section 3.18), Taxes or Tax matters (which shall be governed exclusively by the representations and warranties in Section 3.19A and Section 3.19B), or Environmental, Health and Safety Laws or environmental matters (which shall be governed exclusively by the representations and warranties in Section 3.21).

3.21 Environmental, Health and Safety Laws. Except as set forth on Schedule 3.21, (i) each Company is currently and has been at all times in compliance in all material respects with all applicable Environmental, Health and Safety Laws, (ii) each Company has timely filed all required material reports, obtained all required material approvals and Permits and generated and maintained all required material data, documentation and records under any applicable Environmental, Health and Safety Laws; (iii) neither Company, nor, to the knowledge of Sellers, anyone acting on behalf of either Company in the course of so acting, has generated, stored, released, manufactured, processed, treated, transported or disposed of any Hazardous Materials on, beneath or about any premises owned or used by either Company at any time, except for inventories of such Hazardous Materials to be used in the ordinary course of business, which inventories were and are stored and disposed of in accordance with all applicable Environmental, Health and Safety Laws; (iv) no Seller or Company has received any notice advising it that it is or may be responsible, or potentially responsible, for clean up costs with respect to a release or threatened release of any Hazardous Materials; and (v) no Seller has knowledge of any release or disposal of any Hazardous Materials by any other person on any premises owned or used by either Company except to a licensed treatment, storage or disposal facility. Neither Company has any material liabilities (absolute, accrued, contingent or otherwise) arising under any Environmental, Health and Safety Laws or for environmental matters other than (i) liabilities reflected or reserved for in the Financial Statements, (ii) liabilities set forth on Schedule 3.21 attached hereto, (iii) obligations required to be performed after the date hereof under contracts and agreements to which a Company is a party (other than obligations arising from the breach thereof) and (iv) liabilities incurred since March 31, 2006 in the ordinary course of business. Neither Company nor any Seller has received any written or, to the knowledge of the Sellers, oral notice that any improvements situated in whole or in part at any MS Property or the C&L Property are not in material compliance with all applicable Environmental, Health and Safety Laws or other Laws relating to environmental matters. Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, the representations and warranties in this Section 3.21 shall be Sellers’ sole representations and warranties with respect to Environmental, Health and Safety Laws and environmental matters.

3.22 Permits. Schedule 3.22 hereto sets forth a list of all material Permits necessary for (i) the lawful operation of the Business as presently conducted by Metals Supply and (ii) the lawful ownership and leasing of the C&L Property by C&L. True and complete copies thereof have been furnished to Purchasers. Each Company holds all Permits identified on Schedule 3.22 as required to be held by it, and all such Permits are in full force and effect. No material Permits are required to be obtained or made by the Companies in connection with the consummation of the transactions contemplated by this Agreement.

3.23 Insurance. Schedule 3.23 hereto contains an accurate list of all policies of insurance maintained by Sellers or either Company (indicating in each case which entity holds such policy) covering or affecting either Company, the Business or any of their respective assets. Sellers have provided Purchasers with true and correct copies of all such insurance policies. All such policies are valid, outstanding and enforceable and no Seller or Company has agreed to modify or cancel any of such insurance policies prior to the Closing, nor has any Seller or Company received notice of any actual or threatened modification or cancellation of any such insurance.

3.24 Accounts Receivable; Trade Payables; Inventories. Except as set forth on Schedule 3.24, all notes and accounts receivable of the Business are reflected properly on the Companies’ books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible in accordance with their terms at their recorded amounts in accordance with the past custom and practice, net of reserves applicable thereto reflected on the Interim Financial Statements. The trade payables of the Business reflect purchases of goods or services in the ordinary course of business. The inventories of the Business are of a quality and quantity usable in the ordinary course of business. Except as set forth on Schedule 3.24, no inventory of the Business is held for consignment.

3.25 Sufficiency of Assets. The Business Employees constitute all of the employees providing services to the Business as of the date hereof. No assets, licenses or other rights that are used in the Business are held of record by any Affiliate of any Seller (other than the Companies). Each Company owns and has good title to or, in the case of leased property and assets, has valid leasehold interests in, all property and assets necessary for the conduct of its business as presently conducted. All of such property and assets required to be reflected on the Interim Financial Statements under GAAP are reflected on the Interim Financial Statements. None of the properties or assets of the Companies are subject to any Encumbrance other than Permitted Encumbrances. To the knowledge of Sellers, the plant, machinery, equipment and leasehold improvements of the Companies are in all material respects in good operating condition, reasonable wear and tear excepted and are adequate for the purposes for which they are being used.

3.26 Certain Payments. No Seller or Company has, nor to the knowledge of Sellers, has any other Person acting on behalf of or with respect to either Company or the Business, (i) made or received any payment which was not legal to make or receive, including without limitation, payments prohibited under applicable federal and state “fraud and abuse” or anti-kickback statutes, (ii) made an illegal political contribution or (iii) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

3.27 Affiliate Transactions. Schedule 3.27 attached hereto sets forth a complete list and description of all agreements (oral or written) between either Company, on the one hand, and any Seller or any Affiliate of any Seller (including a Company), on the other hand, including, without limitation, any loans by either Company to any officer, director, partner or owner of either Company or any Seller or any of Affiliate of any Seller and any employment or consulting arrangements with any Affiliate of any Seller. All such agreements have been entered into in the ordinary course of business and contain terms no less favorable to the Business than would have been received in an arms-length transaction. All accounts and obligations of either Company to any Seller or to any Affiliate of any Seller have been discharged or otherwise extinguished without any remuneration therefor (except to the extent paid prior to March 31, 2006), and all accounts and obligations of any Seller or any Affiliate of any Seller to either Company, have been satisfied in full. Without limiting the generality of the foregoing, except for (i) a bonus payment of $152,000 paid in April 2006, (ii) additional payments and accruals for compensation not exceeding $50,000 in the aggregate, (iii) $45,000 paid to Diamond in May 2006 as a guarantee fee, (iv) $250,000 paid to Diamond in April 2006 in repayment of certain notes payable owed to him and (v) $5,000 paid to Diamond in May 2006 in repayment of certain notes payable owed to him, the Companies and the MSC General Partner have not paid, accrued or incurred any obligation to pay any salary, compensation, management fees, bonuses or other amounts to Diamond or any other Seller (except to the extent effectively waived or released without payment as of the date hereof) in, for or with respect to the period from April 1 through the Closing Date.

3.28 Powers of Attorney. Schedule 3.28 attached hereto sets forth a true and complete list of the names of all Persons holding general or special powers of attorney from either Company and a summary of the terms thereof.

3.29 Bank Accounts. Schedule 3.29 attached hereto sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which either Company or the Business maintains any deposit or checking account, the account numbers of all such accounts and the names of all Persons authorized to draw thereon or make withdrawals therefrom.

3.30 Brokers and Finders. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of Sellers or either Company in such manner as to give rise to any claim against Purchasers, either Company or the MSC General Partner for any brokerage or finders’ commission, fee or similar compensation.

3.31 Disclaimer of Additional and Implied Warranties. Sellers are making no representations or warranties, express of implied, of any nature whatsoever except as specifically set forth in this Article III, and no other statements, documents or communications that may be made or provided, or may have been made or provided, including, without limitation, the Information Memorandum or any other information made available to Purchasers or their Representatives at any time in any and all “data rooms,” management presentations, break-out sessions or responses to questions submitted by Purchasers or their Representatives, shall be deemed to be a representation or warranty of any Seller for any purpose.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Purchasers, jointly and severally, represent and warrant to Sellers that the following statements are true and correct:

4.1 Organization. PNA is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. NewLLC is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware.

4.2 Authorization of Purchasers. Each Purchaser has the full legal right and requisite power and authority to enter into this Agreement, to perform its respective obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Purchaser of this Agreement has been duly authorized by all necessary action on the part of each Purchaser.

4.3 Due Execution and Delivery; Binding Obligations. This Agreement has been duly executed and delivered by such Purchaser. This Agreement constitutes the legal, valid and binding agreement of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.4 No Conflict or Violation. Neither the execution and delivery of this Agreement by Purchasers nor the consummation of the transactions contemplated hereby will result in (i) a violation of, or a conflict with, any Purchaser’s Charter Documents or any subscription, or similar agreements or understandings to which such Purchaser is a party; (ii) a violation by any Purchaser of any applicable Law; or (iii) a violation by any Purchaser of any order, judgment, writ, injunction decree or award to which is a party or by which such Purchaser is bound or affected.

4.5 Consents and Approvals. No notice to, consent of or with, permit, approval or authorization of, or declaration, filing, application, transfer or registration with, any Governmental Authority, or any other Person is required to be made or obtained by any Purchaser by virtue of the execution, delivery or performance of this Agreement.

4.6 Financing. As of the Closing, Purchasers will have the funds and financing sources necessary to pay the Closing Payments. Purchasers will have the funds and financing sources necessary to pay the payments described in Section 2.2(c) when due in accordance with the terms and provisions of this Agreement. The tangible net assets of PNA after giving effect to the transactions contemplated hereby will exceed $90,000,000. For purposes of this Section 4.6, “tangible net assets” shall mean total assets (excluding the impact of purchase accounting and excluding intangible assets such as intellectual property, goodwill, organization costs and other capitalizable costs) minus total liabilities.

4.7 Investment Intent. Purchasers are acquiring the Partnership Interests for their own account for investment and not with a view to, or for sale in connection with, any distribution thereof. Each Purchaser is an “accredited investor” as defined in Rule 501 under the Securities Act.

4.8 Brokers and Finders. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of any Purchaser in such manner as to give rise to any claim against any Seller for any brokerage or finders’ commission, fee or similar compensation.

ARTICLE V

COVENANTS

5.1 Confidentiality. From and after the Closing, Sellers shall and shall cause their Affiliates to maintain in confidence all information or data related to the Business and will not disclose such information to others or use such information for any purpose other than for the direct benefit of the Companies; provided that a Seller may disclose or use such information or data without being in violation of this Section 5.1(a) to the extent such disclosure is required by Law or (b) to the extent such information is being used by a Seller in the performance of such Seller’s duties to the Companies or their Affiliates.

5.2 Non-Solicitation of Employees. For a period of two (2) years from and after the Closing Date, no Seller shall, or shall permit any of its Affiliates to, (other than Diamond solely with respect to Andrea Diamond and Lesley Diamond) directly or indirectly (i) encourage, induce, attempt to induce, solicit or attempt to solicit, any Business Employee to terminate his or her relationship with either Company or (ii) offer to employ any former Business Employee who has resigned from either Company within six months prior to the time of such offer.

5.3 Noncompetition Agreement. For a period of five (5) years from and after the Closing Date (the “Restriction Period”), no Seller shall, or shall permit any of its Affiliates to, directly or indirectly, alone or as a partner, agent, member or stockholder of any partnership, corporation, limited liability company or other legal entity (i) own, invest in, lend money to, manage, operate, control, provide consulting services to, or lend a service or trade mark to, or participate in the ownership, management, operation, or control of, any business that competes with the Business as and where currently conducted, or (ii) seek to induce any customer or other Person with a business relationship with any Purchaser, either Company or the Business to terminate or adversely change such business relationship. Nothing herein shall prohibit any Seller from (i) being a passive owner of not more than three percent (3%) of the outstanding stock of any class of securities of a publicly traded company engaged in the Business, so long as such Seller has no active participation in the business of such company or (ii) performing any services for a Company. Notwithstanding the foregoing, the parties acknowledge and agree that a violation of this Section 5.3 by Marc A. Diamond shall not be attributed to Diamond or constitute a violation of this Agreement by Diamond so long as Diamond does not participate in such business activities, finance such business activities or provide consulting in support of such business activities.

5.4 Kalinec Bonus Payments. The parties acknowledge that William Kalinec has an agreement with Metals Supply pursuant to which he is entitled to receive an incentive fee equal to fifteen percent (15%) of Metals Supply’s pre-tax income (before such incentive fee), which agreement will terminate as of the Closing. The parties further acknowledge that William Kalinec will be paid such incentive fee with respect to the period through May 31, 2006 on the Closing Date (subject to later adjustments based upon the actual results of operations of Metals Supply). If and to the extent that such incentive fee with respect to the period from April 1, 2006 through May 31, 2006, when finally determined, is greater than $600,000, the Sellers shall pay and be responsible for, and shall indemnify Purchaser and the Companies from, the amount of such incentive fee for such period in excess of $600,000.

5.5 Guarantees. The parties hereto acknowledge that Diamond has provided guarantees to support certain obligations related to the Business as set forth on Schedule 5.5 (the “Diamond Guarantees”) and that Diamond shall have the right to terminate the Diamond Guarantees at Closing or at any time thereafter.

5.6 Consideration; Construction. Each Seller acknowledges and agrees that compliance with the covenants contained in this Article V is necessary to protect the value of the goodwill being acquired by Purchasers and that these covenants are reasonable for such purposes. If any provision contained in this Article V shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Article V, but this Article V shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Article V to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law.

5.7 Remedies. Each Seller acknowledges that Purchasers would be irreparably harmed by any breach of this Article V and that there would be no adequate remedy at law or in damages to compensate Purchasers for any such breach. Notwithstanding anything in this Agreement to the contrary, each Seller agrees that Purchasers shall be entitled to (i) seek injunctive relief requiring specific performance by such Seller of this Article V without the necessity of proving actual damages or the posting of a bond and (ii) seek from time to time any other remedies available under applicable Law against any Seller that directly or indirectly is in breach of or has breached this Article V.

ARTICLE VI

THE CLOSING

6.1 Closing. Subject to the satisfaction and/or waiver of the conditions set forth herein, the consummation of the sale and purchase of the C&L Interests and of the MS Interests (the “Closing”) shall each take place on the day this Agreement is executed at the offices of Fulbright & Jaworski L.L.P., Fulbright Tower, 1301 McKinney, Suite 5100, Houston, Texas 77010, or at such other place, time and date as may be mutually agreed to by the parties (the “Closing Date”).

6.2 Sellers’ Obligations. At the Closing, Sellers shall deliver to Purchasers:

(a) a certificate of good standing of each Seller (other than any such Seller that is an individual or a trust) and of each Company from its respective jurisdiction of organization as of a recent date;

(b) a mutual release duly executed by each Seller and by William Kalinec (the “Release”);

(c) an employment agreement duly executed by Diamond (the “Employment Agreement”);

(d) resignations, effective as of the Closing Date, of each officer and director of the Companies and the MSC General Partner other than the Persons listed on Schedule 6.2;

(e) appropriate instruments of conveyance, in form and substance acceptable to Purchasers, duly executed on behalf of each C&L Seller, and otherwise in a form acceptable for transfer of the C&L Interests;

(f) certificates evidencing the MSC General Partner’s Stock accompanied by appropriate instruments of conveyance, in form and substance acceptable to Purchasers,

duly executed on behalf of each MS Seller, and otherwise in a form acceptable for transfer of the MS Interests; and

(g) such other documents and instruments as may be required by Purchasers to complete the transaction pursuant to this Agreement.

6.3 Purchasers’ Obligations. At the Closing, Purchasers shall, or shall cause each Company or the MSC General Partner to, as applicable, deliver to Sellers:

(a) the Release, duly executed by the Companies and the MSC General Partner;

(b) the Employment Agreement, duly executed by Metals Supply;

(c) a release, in form and substance reasonably satisfactory to Sellers, of Diamond’s guaranty of the Companies’ indebtedness to Comerica Bank;

(d) the C&L Payment; and

(e) the MS Payment.

ARTICLE VII

INDEMNIFICATION

7.1 Survival of Representations and Warranties. All representations and warranties under this Agreement shall survive the Closing through the first anniversary of the Closing Date, except that (i) the representations and warranties in Sections 3.1, 3.2, 3.3, 3.4, and 3.30, shall survive and continue indefinitely, (ii) the representations and warranties in Section 3.2, together with the corresponding indemnities, shall survive until the third anniversary of the Closing Date, (iii) the representations and warranties in Section 3.19A and Section 3.19B, together with the corresponding indemnities, shall survive until 30 days after the applicable statute of limitations, including any extensions thereof, and (iv) the representations and warranties in Sections 4.1, 4.2, 4.3 and 4.4 shall survive and continue indefinitely.

7.2 Indemnification Obligations.

(a) Indemnification by Sellers. Sellers shall, severally and not jointly with respect to breaches or violations of the covenants in Section 5.1, Section 5.2, and Section 5.3 (collectively, the “Non-Joint Obligations”), and jointly and severally in all other cases, indemnify and hold harmless Purchasers and the Companies and their Affiliates, officers, directors, members, employees and agents (collectively, the “Purchaser Indemnified Parties”), and shall reimburse Purchasers and any Purchaser Indemnified Party, for any Damages resulting from:

(i) any breach of warranty or misrepresentation made by Sellers herein (but excluding any breaches of warranties or representations made with respect to Taxes made in Section 3.19A or Section 3.19B which are handled exclusively in Article VIII);

(ii) any breach or default in the performance by Sellers of any covenant or agreement contained herein (but excluding any breach or default of any covenant or agreement with respect to Taxes which are handled exclusively in Article VIII); and

(iii) Sellers’ Expenses, if any.

Sellers shall have no liability with respect to Section 7.2(a)(i) unless a Purchaser or a Purchaser Indemnified Party shall have, within thirty (30) days after the expiration of the applicable representation or warranty pursuant to Section 7.1 of this Agreement, previously made a claim by delivering a notice of such claim in accordance with this Article VII to Sellers.

(b) Indemnification by Purchasers. Purchasers shall, jointly and severally, indemnify, defend and hold harmless Sellers and any of their respective Affiliates, officers, directors, members, employees and agents (the “Seller Indemnified Parties”), and shall reimburse Sellers and any such other Person for, any Damages resulting from any of the following:

(i) Any breach of warranty or misrepresentation made by Purchasers herein;

(ii) Any breach or default in the performance by Purchasers of any covenant or agreement of Purchasers contained herein; and

(iii) any amounts paid or required to be paid by Diamond under the Diamond Guarantees.

Purchasers shall have no liability with respect to Section 7.2(a)(i) unless Sellers or any Seller Indemnified Party shall have, within thirty (30) days after the expiration of the applicable representation or warranty pursuant to Section 7.1 of this Agreement, previously made a claim by delivering a notice of such claim in accordance with this Article VII to Purchasers.

(c) Claims for Indemnity. Whenever a claim for Damages shall arise for which one party (“Indemnitee”) shall be entitled to indemnification hereunder (other than a claim for Damages involving a third party claim), Indemnitee shall notify the other party (“Indemnitor”) in writing within thirty (30) days of the date on which Indemnitee first incurs or becomes aware that it may incur Damages. If Indemnitee shall be duly notified of such dispute, the parties shall attempt to settle and compromise the same prior to pursuing other remedies available hereunder. Any rights of indemnification established by reason of such settlement or compromise shall promptly thereafter be paid and satisfied by Indemnitor.

(d) Defense of Third Party Claims. Indemnitee shall notify Indemnitor in writing, if a claim is to be made against Indemnitor hereunder, within thirty (30) days of the first receipt of notice of the commencement of any proceeding against Indemnitee, and in any event within such shorter period as may be necessary for Indemnitor to take appropriate action to resist such claim; provided that the failure to give notice as herein provided shall not relieve Indemnitor of its obligation to indemnify Indemnitee except to the extent that Indemnitor shall have been materially prejudiced in its ability to defend such claim. Indemnitor shall have the right to assume the defense of such claim with counsel reasonably satisfactory to Indemnitee and Indemnitee shall cooperate to the extent reasonably requested by Indemnitor in defense or prosecution thereof and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by Indemnitor in connection therewith. If Indemnitor shall elect to assume the defense of such claim, Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Indemnitee. If Indemnitor has assumed the defense of any claim against Indemnitee, Indemnitor shall have the right to settle any claim for which indemnification has been sought and is available hereunder;; provided that, to the extent that such settlement requires Indemnitee to take, or prohibits Indemnitee from taking, any action or purports to obligate Indemnitee, then Indemnitor shall not settle such claim without the prior written consent of Indemnitee, such consent not to be unreasonably withheld, conditioned or delayed. If Indemnitor does not assume the defense of a third party claim and disputes Indemnitee’s right to indemnification, Indemnitee shall have the right to assume control of the defense of such claim through counsel of its choice, the cost of which shall be at Indemnitor’s expense in the event that Indemnitee’s right of indemnification is ultimately established.

(e) Limitation of Liability.

(i) Notwithstanding anything to the contrary in this Agreement, Sellers shall not have any obligation to indemnify, defend and hold harmless Purchasers and Purchaser Indemnified Parties under Section 7.2(a)(i) above (other than with respect to any breach of warranty or inaccurate representation made in Sections 3.1, 3.2, 3.3, 3.4, 3.19A, 3.19B and 3.30 which are excepted from this limitation) (A) unless the aggregate amount of all such Damages exceeds Three Hundred Thousand Dollars ($300,000.00) (the “Deductible”), in which case, Sellers shall be obligated to indemnify only for Damages in excess of such amount (subject to the following clause) or (B) if and to the extent that such Damages exceed Five Million Dollars ($5,000,000) in the aggregate; provided, however, that notwithstanding the foregoing, the limitation in the foregoing clause (A) shall not apply to claims for breaches of Section 3.9 with respect to the representations and warranties as to the unaudited balance sheet included in the Interim Financial Statements, other than claims related to the inventory account and related reserves (which shall be subject to such limitation) (“Non-Inventory Balance Sheet Claims”), and Sellers shall only be obligated to provide indemnification as to Non-Inventory Balance Sheet Claims if the aggregate amount of Damages for all Non-Inventory Balance Sheet Claims exceeds One Hundred Fifty Thousand Dollars ($150,000), in which case Sellers shall be obligated to indemnify for all such Damages, including such $150,000; provided, further, that (x) in the event Non-Inventory Balance Sheet Claims (if any) are less than $150,000 in the aggregate, then the full amount of such claims shall be counted toward the Deductible and (y) in the event that Non-Inventory Balance Sheet Claims exceed $150,000, then the amount of such claims recovered by Purchasers shall not be counted toward the Deductible. Under no circumstances shall Sellers be liable under this Article VII for an aggregate amount in excess of the Purchase Price.

(ii) Notwithstanding anything to the contrary in this Agreement, Purchasers shall not have any obligation to indemnify, defend and hold harmless Sellers, or any Seller Indemnified Party under Section 7.2(b)(i) above (other than with respect to any breach of warranty or inaccurate representation made in Sections 4.1, 4.2, 4.3 and 4.8 which are excepted from this limitation) (i) unless the aggregate amount of all such Damages exceeds Three Hundred Thousand Dollars ($300,000.00), in which case, Purchasers shall be obligated to indemnify only for Damages in excess of such amount (subject to the following clause) or (ii) if and to the extent that such Damages exceed Five Million Dollars ($5,000,000) in the aggregate. Under no circumstances shall Purchasers be liable under this Article VII for an aggregate amount in excess of the Purchase Price.

(f) Other Matters.

(i) Any liability for indemnification under this Article VII shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(ii) Indemnitee shall make commercially reasonably efforts to mitigate any Damages that Indemnitee asserts under this Article VII, including, but not limited to, pursuing recovery under any available insurance policies or arrangements.

(iii) Any claim for indemnification under this Agreement shall, to the extent practicable, describe the claim in reasonable detail, include copies of any material written evidence thereof and indicate the estimated amount of such claim.

(iv) The amount of any Damages for which indemnification is provided under this Article VII shall be reduced by any net amounts recovered from an unaffiliated third party by Indemnitee under insurance policies and other arrangements with respect to such Damages.

(g) Payment of Claims.

(i) Offset Rights. Notwithstanding any other provision of this Agreement, (i) if, on or prior to the date that any payment is to be made by Purchasers to Sellers pursuant to Section 2.2(c)(i), a claim for indemnification has been asserted under this Article VII that has been finally determined to be due and owing to Purchasers but has not been paid prior to such date, then Purchasers shall have the right to withhold from the amount otherwise required to be paid on such date an amount equal to any amounts due and owing to Purchasers in satisfaction of the amount due and owing and (ii) if, on or prior to the date that any payment is to be made by Purchasers to Sellers pursuant to Section 2.2(c)(i), a claim for indemnification has been asserted under this Article VII that has not been resolved by such date, then Purchasers shall have the right to deposit an amount sufficient to satisfy such pending claim for indemnification into an escrow account established with a nationally recognized bank (“Escrow Agent”) to be held in such account pending resolution of such claim; provided that Sellers shall have the right to approve the Escrow Agent (such approval not to be unreasonably withheld, conditioned or delayed), and the escrow account shall be established pursuant to a mutually satisfactory escrow agreement that shall provide for investment of the escrowed funds in a money market account with interest accruing for Sellers’ benefit and that disbursement of the escrowed funds (or any portion thereof) may occur only upon the joint written instructions of Purchasers and Diamond or the final order of a court of competent jurisdiction.

(ii) Payment by Sellers. To the extent any liability or obligation of Sellers arises pursuant to Section 7.2(a) and has not been satisfied in full pursuant to the application of the provisions of paragraph (i) above, Sellers shall be jointly and severally liable for such amount not so satisfied and shall promptly upon demand pay to Purchasers or the applicable Purchaser Indemnified Party, via personal check or wire transfer of readily available funds, at the discretion of the party receiving such amount, the amount of such liability or obligation not so satisfied.

(h) Adjustments to Purchase Price. Any payments made pursuant to this Article VII shall be consistently treated as adjustments to Purchase Price for all Tax purposes by Sellers and Purchasers.

(i) Exclusive Remedies. The remedies of the parties specifically provided for by this Agreement shall be the sole and exclusive remedies of the parties for any breach of the terms and provisions hereof (including any representations and warranties set forth herein) and any matters relating hereto, and the parties hereby waive and release any and all tort claims and causes of action that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any tort claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement); provided, however, that neither the foregoing nor the limitations set forth in Section 7.2(f) shall be applicable to, or in any way be deemed to restrict, limit or be an abdication of a party’s right to seek any remedy or avail itself of any recourse for, another party’s fraud related to the transactions contemplated hereby.

ARTICLE VIII

TAX MATTERS

8.1 Tax Indemnification. Notwithstanding any limitations described in Article VII, Sellers, jointly and severally, shall indemnify, be liable for, shall pay or cause to be paid, (i) any and all income Taxes (or franchise or other Taxes measured by net income) resulting solely from the Companies and/or the MSC General Partner having been included in any consolidated, combined or unitary tax return with entities other than the Companies and the MSC General Partner that included the Companies for any taxable period (or portion thereof) ending on or before the Closing Date pursuant to Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign law or regulations, (ii) (A) relating to Metals Supply and the MSC General Partner, any and all other Taxes (or the nonpayment thereof) imposed on Metals Supply or the MSC General Partner (including, but not limited to, as a transferee, successor, by contract, or otherwise) for any events occurring or Tax period ending on or prior to March 31, 2006, or with respect to periods beginning before March 31, 2006 and ending after March 31, 2006, to the extent allocated to Metals Supply or the MSC General Partner or to Sellers pursuant to Section 8.3, and not previously paid, but only to the extent the aggregate amount of such other Taxes exceeds the amount shown in the aggregate as accrued, reserved or otherwise provided in the Interim Financial Statements minus $34,233, and (B) relating to C&L, any and all other Taxes (or the non-payment thereof) imposed on C&L (including, but not limited to, as a transferee, successor, by contract, or otherwise) for any events occurring or Tax period ending on or prior to the Closing Date, or with respect to periods beginning before the Closing Date and ending after the Closing Date, to the extent allocated to the C&L or to Sellers pursuant to Section 8.3 and not previously paid, but only to the extent the aggregate amount of such other Taxes exceeds $57,055, and (iii) any expenses incurred by Purchasers in determining any Taxes, and resolving any audits or dispute concerning any Taxes, for which Sellers are liable under the foregoing clauses (i) and (ii) and reasonably allocable to the portion of such Taxes for which Sellers are liable, including, but not limited to accounting and legal fees and expenses.

8.2 Capital Transaction; Consistent Reporting. Without making any representation or warranty as to same, the parties acknowledge that this transaction is intended to be structured so that Sellers are entitled to treat the Closing Payments and the balance of the Purchase Price as amounts received in the sale or exchange of long-term capital assets eligible under applicable federal Law to be treated as long-term capital gains; provided, however, that, as the parties acknowledge is required by the Code, and only to that extent, interest will be imputed at the rate of five percent (5%) per annum, compounded annually. Purchasers and Sellers agree that, except to the extent otherwise required by applicable Law, they will report consistently with this treatment.

8.3 Post-Closing Tax Matters. The following provisions will govern the allocation of responsibility between Purchasers and Sellers for certain Tax matters following the Closing Date:

(a) Tax Periods Ending on or Before the Closing Date. Sellers will prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for the Companies and for the MSC General Partner for all Tax periods ending on or prior to the Closing Date that are due to be filed before or after the Closing Date; provided, that (i) such Tax Returns shall be filed in a manner consistent with past practice and applicable Law and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns unless otherwise required by applicable Law and (ii) such Tax Returns shall be submitted to Purchasers not later than thirty (30) days prior to the due date for filing such Tax Returns (or, if such due date is within forty five (45) days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by

Purchasers, which approval may not be unreasonably withheld, but may in all cases be withheld if such Tax Returns were not prepared in accordance with clause (i) of this sentence.

(b) Straddle Periods.

(i) With respect to any taxable period of the Companies and the MSC General Partner that begins before and ends (A) after March 31, 2006 relating to Metals Supply and the MSC General Partner and (B) after the Closing Date relating to C&L (a “Straddle Period”), Sellers shall be liable for and pay, and agree to indemnify and hold harmless Purchasers and the Companies and the MSC General Partner from and against, any and all Taxes of the Companies and the MSC General Partner imposed on the Companies, the MSC General Partner or Purchasers, or for which the Companies, the MSC General Partner or Purchasers may otherwise be liable, that relate to the portion of such Straddle Period ending on and including March 31, 2006 relating to Metals Supply and the MSC General Partner (except to the extent reflected in the aggregate as liabilities, provisions or reserves in the Interim Financial Statements minus $34,233) and the Closing Date relating to C&L (except to the extent of $57,055).

(ii) The Companies and the MSC General Partner will, to the extent permitted by applicable Law, elect with the appropriate Governmental Authority to close the taxable periods of the Companies and the MSC General Partner as of and including the Closing Date. In any case where applicable Law does not require or permit a taxable period of the Companies and the MSC General Partner to be closed as of and including the Closing Date (or March 31, 2006, as the case may be), any Tax pertaining to a Straddle Period shall be determined in accordance with the applicable provisions of Section 8.3(b)(iii).

(iii) In the case of any Tax pertaining to a Straddle Period and which is based on income, sales, revenue, production or similar items or other Taxes not described in the next sentence, the portion of Tax pertaining or attributable to the Companies and the MSC General Partner for the portion of a Straddle Period ending on and including March 31, 2006 relating to Metals Supply and the MSC General Partner and the Closing Date relating to C&L shall be determined on the basis of an interim closing of the books as of and including March 31, 2006 relating to Metals Supply and the MSC General Partner and the Closing Date relating to C&L. Any general real or personal property Tax assessed against or pertaining to any asset of the Companies and the MSC General Partner for a Straddle Period shall be prorated in accordance with this Section 8.3(b)(iii). The total amount of such Taxes allocable to the portion of the Straddle Period ending on and including March 31, 2006 relating to Metals Supply and the MSC General Partner and the Closing Date relating to C&L shall be the product of (A) such Tax for the entirety of the Tax period including March 31, 2006 relating to Metals Supply and the MSC General Partner and the Closing Date relating to C&L, multiplied by (B) a fraction, the numerator of which is the number of days in such Tax period prior to and including March 31, 2006 relating to Metals Supply and the MSC General Partner and the Closing Date relating to C&L, and the denominator of which is the total number of days in the Tax Period, and the balance of such Taxes shall be allocable to the portion of the Straddle Period beginning after March 31, 2006 relating to Metals Supply and the MSC General Partner and the Closing Date relating to C&L.

(c) Cooperation on Tax Matters.

(i) Purchasers and Sellers will cooperate, as and to the extent reasonably requested by the other party, in connection with the filing and preparation of Tax Returns pursuant to this Section and any audit, examination or other proceedings related thereto. Such cooperation will include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, examination or other proceedings.

(ii) In the event any taxing authority informs Sellers, on the one hand, or the Companies and the MSC General Partner or Purchasers, on the other hand, of any proposed or actual audit, examination or other proceedings concerning Taxes of or with respect to the Companies with respect to periods ending on or before March 31, 2006 relating to Metals Supply and the MSC General Partner and the Closing Date relating to C&L, the party so informed shall promptly notify the other party of such matter; provided that no failure or delay in informing the other party shall reduce or otherwise affect the obligations or liabilities of any party hereto, except to the extent such failure or delay shall have materially and adversely affected the recipient party’s ability to defend against any liability or claim with respect to such Taxes. Any notice shall be accompanied by a copy of any written notice or other document received from the applicable taxing authority with respect to such matter.

(iii) So long as Sellers diligently do so, Sellers shall have the right (except as provided in the following two sentences) to control, at their expense, the contest of the portions of any audit, examination or other proceedings relating to Taxes of or with respect to the Companies and the MSC General Partner for periods ending on or before March 31, 2006 relating to Metals Supply and the MSC General Partner and the Closing Date relating to C&L; provided, however, that if Sellers elect to control the contest, the Companies and Purchasers shall have the right, at their expense, to participate in such contest; provided further, that in the case that Sellers elect to control such contest, Sellers shall only be entitled to control the contest of the portion of any audit, examination or other proceedings relating to Taxes of or with respect to the Companies for periods ending on or prior to March 31, 2006 relating to Metals Supply and the MSC General Partner and the Closing Date relating to C&L. For the avoidance of doubt, Purchasers and the Companies and the MSC General Partner (and not Sellers) shall have the sole right to control the contest of the portion of any audit, examination or other proceedings relating to Taxes of or with respect to the Companies for periods ending after March 31, 2006 relating to Metals Supply and the MSC General Partner and the Closing Date relating to C&L. No party hereto shall agree or settle or compromise any issue related to Taxes of or with respect to the Companies and the MSC General Partner with respect to periods ending on or before March 31, 2006 relating to Metals Supply and the MSC General Partner and the Closing Date relating to C&L or Straddle Periods, which settlement or compromise could reasonably be expected to have any adverse impact on the liability for Taxes hereunder of the other party without such other party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

8.4 Transfer Taxes. Purchasers on the one hand and Sellers on the other hand shall each be responsible for payment of one-half of all state and local transfer, sales, filing, recordation, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement. Purchasers and Sellers shall cooperate in good faith regarding, and shall file all necessary documentation with respect to, and make payments of, such Taxes and fees on a timely basis.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Expenses and Certain Payments.

(a) Each of the parties shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel.

(b) Schedule 9.1(b) attached hereto identifies any Sellers’ Expenses paid by either Company or by the MSC General Partner on or after March 31, 2006 and on or before the Closing Date. The parties acknowledge that such amounts have been deducted in determining the Purchase Price. To the extent any Sellers’ Expenses, other than those listed on Schedule 9.1(b), have been accrued but not paid as of the Closing Date, or invoices for any Sellers’ Expenses are presented to either Company, the MSC General Partner or the Purchasers for payment after the Closing Date, the Sellers shall pay such expenses directly upon request. For the avoidance of doubt, all amounts paid on or after March 31, 2006, and all amounts payable on or after the Closing Date, to (i) Fulbright & Jaworski, L.L.P., legal counsel to the Sellers, or (ii) Gulfstar Group, financial advisor to the Sellers, shall be paid by the Sellers and not by the Purchasers, the Companies or the MSC General Partner. If either Company or the MSC General Partner determines after the Closing that any Sellers’ Expenses were paid by a Company or the MSC General Partner on or after March 31, 2006 and on or before the Closing Date, that are not on Schedule 9.1(b), the Sellers shall promptly reimburse such Company of the MSC General Partner for such expense upon receipt of evidence of such payment.

9.2 Publicity. Except as may be required by applicable Law or stock exchange rules, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior notification to and consent of the other party, not to be unreasonably withheld, conditioned or delayed, and the parties shall cooperate in good faith as to the timing and contents of any such announcement. Notwithstanding the foregoing, without prior consent of the other parties, (a) each party may disseminate the information included in a press release or other document previously approved for external distribution by the other parties and (b) Diamond may disclose the fact that he has sold the Business (but not the economic terms of such sale) to personal friends and business contacts on a private basis.

9.3 Further Assurances. Each party will execute, acknowledge and deliver such documents and instruments reasonably requested by any other party, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by any other party, for the purpose of giving effect to the transactions contemplated by this Agreement. To the extent that either party at any time comes into possession of any assets, including without limitation, cash, that is the property of the other party, the receiving party shall immediately deliver such assets over to the other party.

9.4 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, set forth the entire agreement between the parties with regard to the subject matter hereof and thereof.

9.5 Governing Law. The validity, construction and performance of this Agreement, and any Action arising out of or relating to this Agreement shall be governed by the Laws of the State of New York, without regard to the Laws of such State as to choice or conflict of Laws.

9.6 Waiver of Jury Trial; Consent to Jurisdiction. Each party hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, whether in tort or contract or at law or in equity, exclusively in the federal and state courts located in Harris County, Texas, and (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.10.

9.7 Interpretation. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any party. The captions of the Sections and Subsections of this Agreement are for convenience only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

9.8 Waiver and Amendment. This Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument signed by all parties or their respective successors and permitted assigns. Any party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but only to the extent such provision is for the benefit of the waiving party, and no such waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one party to any act for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or similar acts in the future, and no forbearance by a party to seek a remedy for noncompliance or breach by another party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

9.9 Assignment; No Third Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns; provided, however, that neither this Agreement nor any rights or obligations hereunder may be assigned without the written consent of the other parties except that (i) any Purchaser may assign any or all of its rights hereunder (A) to any Affiliate of such Purchaser, (B) in connection with any sale of either Company, whether by means of an asset sale, stock sale or merger, and (C) pursuant to a collateral assignment to any lender and (ii) any Seller may assign any or all of such Seller’s right to receive post-closing payments pursuant to Section 2.2(c) to one or more Immediate Family Members or to any trust, family partnership or limited liability company for the benefit of such Seller and/or one or more Immediate Family Members in connection with such Seller’s estate planning activities. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto, any permitted assignee, and Indemnitees) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no Person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement.

9.10 Notices. All notices, requests, demands and other communications made under this Agreement shall be in writing, correctly addressed to the recipient as follows:

If to a Seller:	c/o Andrew L. Diamond
8906 Loch Lomond Court
Houston, Texas 77096

with a copy to:	Fulbright & Jaworski L.L.P.
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010
Attn: Gene G. Lewis
Facsimile No.: (713) 651-5246

If to any Purchaser or a Company:	c/o Platinum Equity, LLC
360 North Crescent Drive, South Building
Beverly Hills, California, 90210
Attn: Eva M. Kalawski, Esq.
Facsimile No.: (310) 712-1863

with a copy to:	Bingham McCutchen LLP
600 Anton Boulevard, 18th Floor
Costa Mesa, California, 92626
Attn: James W. Loss, Esq.
Facsimile No.: (714) 830-0700

Notices, requests, demands and other communications made under this Agreement shall be deemed to have been duly given (i) upon delivery, if served personally on the party to whom notice is to be given, (ii) on the date of receipt, refusal or non-delivery indicated on the receipt if mailed to the party to whom notice is to be given by registered or certified mail, postage prepaid, or by air courier or (iii) upon confirmation of transmission, if sent by telecopier. Any party may give written notice of a change of address in accordance with the provisions of this Section and after such notice of change has been received, any subsequent notice shall be given to such party in the manner described at such new address.

9.11 Severability. Each provision of this Agreement is intended to be severable. Should any provision of this Agreement or the application thereof be judicially, or by arbitral award, declared to be or become illegal, invalid, unenforceable or void, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties.

9.12 Cumulative Remedies. No remedy made available hereunder by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at Law or in equity or by statute or otherwise,

9.13 Warranty of Authority. Each of the individuals signing this Agreement on behalf of a party hereto warrants and represents that such individual is duly authorized and empowered to enter into this Agreement and bind such party hereto.

9.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.

9.15 No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

9.16 Facsimile Signatures. This Agreement and any other document or agreement executed in connection herewith (other than any document for which an originally executed signature page is required by Law) may be executed by delivery of a facsimile copy (which shall include electronic copies in formats such as .pdf and .tiff) of an executed signature page with the same force and effect as the delivery of an originally executed signature page. In the event any party delivers a facsimile copy of a signature page to this Agreement or any other document or agreement executed in connection herewith, such party shall deliver an originally executed signature page within three (3) business days of delivering such facsimile signature page or at any time thereafter upon request; provided, however, that the failure to deliver any such originally executed signature page shall not affect the validity of the signature page delivered by facsimile, which has and shall continue to have the same force and effect as the originally executed signature page.

9.17 Designation of Representative.

(a) Each Seller hereby authorizes, directs and appoints Diamond to act as sole and exclusive agent, attorney-in-fact and representative of such Seller, with full power of substitution to take any action on such Seller’s behalf in connection with such Seller’s performance or enforcement of this Agreement on the Closing Date and thereafter, and Diamond hereby accepts such appointment and agrees to serve in such capacity. Such authorization, direction and appointment shall include without limitation, (i) negotiating, asserting, prosecuting, settling or compromising on behalf of such Seller any claim for indemnification against Purchasers, (ii) agreeing to waive any portion of this Agreement or breach thereof, (iii) collecting or directing the payment of any amounts due to such Seller hereunder, (iv) negotiating, defending, settling or compromising on behalf of such Seller any claims for indemnification by Purchasers or an Purchaser Indemnified Party, (v) establishing reserves for the payment of Sellers’ expenses or in connection with indemnification claims and (vi) withholding amounts due to any Seller hereunder or reallocating funds to be paid to Sellers hereunder in the event of an indemnification claim for a Non-Joint Obligation. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by Diamond consistent with this Section 9.17 shall be absolutely and irrevocably binding on each Seller as if such Seller personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Seller’s individual capacity, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. Any action required to be taken by any Seller hereunder or any action which such Seller, at such Seller’s election, has the right to take hereunder, shall, so long as Diamond serves as an attorney-in-fact pursuant hereto, be taken only by Diamond on such Seller’s behalf and no Seller acting on its, his or her own shall be entitled to take any such action.

(b) The appointment of Diamond under this Section 9.17 as each Seller’s attorney-in-fact (i) is coupled with an interest and is irrevocable and (ii) revokes any power of attorney heretofore granted that authorized any other person or persons to represent such Seller with regard to this Agreement. The obligations of each Seller pursuant to this Section 9.17 (x) will not be terminated by operation of law, death, mental or physical incapacity, liquidation, dissolution, bankruptcy, insolvency or similar event with respect to such Seller or any proceeding in connection therewith, or in the case of a trust, by the death of any trustee or trustees or the termination of such trust, or any other event, and (y) shall survive the delivery of an assignment by any Seller of the whole or any fraction of its, his or her interest in any payment due to such Seller under this Agreement.

(c) The provisions of this Section 9.17 shall in no way impose any obligations on Purchasers. In particular, notwithstanding any notice received by Purchasers to the contrary and absent bad faith or willful misconduct on the part of Purchasers, Purchasers (i) shall be fully protected in relying upon and shall be entitled to rely upon, shall have no liability to any Seller with respect to, actions, decisions and determinations of Diamond under this Section 9.17 (including without limitation allocation of particular deliveries and payments of any amounts made at the direction of Diamond or as otherwise explicitly set forth in this Agreement) and (ii) shall be entitled to assume that all actions, decisions and determinations of Diamond under this Section 9.17 are fully authorized by each Seller.

(d) EACH SELLER (OTHER THAN DIAMOND) HEREBY RELEASES DIAMOND FROM, AND WAIVES ANY CLAIM OR ACTION AGAINST DIAMOND ARISING OUT OF OR RELATING TO DIAMOND’S AUTHORIZED ACTIONS ON SELLERS’ BEHALF UNDER THIS AGREEMENT (INCLUDING ANY CLAIMS OR ACTIONS WITH RESPECT TO DIAMOND’S NEGLIGENCE). ANY WAIVER AND RELEASE PROVIDED HEREBY SHALL BE APPLICABLE WHETHER OR NOT NEGLIGENCE OF DIAMOND IS ALLEGED OR PROVEN, IT BEING THE INTENTION THAT SUCH WAIVER AND RELEASE APPLY TO DIAMOND’S OWN ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE.

(e) In the event of Diamond’s death or incapacity, a majority of the remaining Sellers shall be entitled to appoint a successor agent, attorney-in-fact and representative of Sellers; provided that such successor shall agree in writing to be bound by the provisions of this Section 9.17.

9.18 Disclosure Schedules. For the purposes of the Disclosure Schedules, any information, item or other disclosure set forth in any Schedule shall be deemed to have been set forth in all other applicable Schedules and disclosed not only in connection with the representation and warranty specifically referenced on a given Schedule, but for all purposes relating to the representations and warranties set forth in Article III of this Agreement, provided the relevance of such disclosure is reasonably apparent from the terms of such disclosure. Inclusion of information in a Schedule shall not be construed as an admission that such information is material to the Business, properties, financial condition or results of operations of the Companies.

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Exhibit 2.2

[Signature Page to Purchase Agreement dated May 31, 2006]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above.

“PURCHASERS”:		“SELLERS”:

/s/ Andrew Diamond

PNA GROUP, INC., as Purchaser of the MSC General Partner’s Stock, the C&L General Partnership Interests and the MSC Limited Partnership Interests		ANDREW L. DIAMOND, as Seller of 10,000 shares, representing a 100% interest in, MSC Management, Inc. and as Seller of a 95% partnership interest in Metals Supply Company, Ltd. and as Seller of a 50% partnership interest in Clinton & Lockwood, Ltd.

By:	/s/ Eva Kalawski
Name:
Title:

LOCKWOOD ACQUISITION, LLC, as Purchaser of the C&L Limited Partnership Interests		David Gaber, Trustee of the Marc Abraham Diamond 1996 Trust, as Seller of a 4% partnership interest in Metals Supply Company, Ltd.

By:	/s/ Eva Kalawski	By:	/s/ David Gaber
Name:		Name:	David Gaber
Title:		Title:	Trustee

RICHWOOD LAND COMPANY, LLC, as Seller of a 2% partnership interest in Clinton & Lockwood, Ltd.

		By:	/s/ Andrew Diamond
Name:
Title:

/s/ Marc Diamond
MARC ABRAHAM DIAMOND, as Seller of a 48% partnership interest in Clinton & Lockwood, Ltd.

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